AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 2nd day of December, 1996, by and between DEVON PROPERTIES, INC., a New York corporation ("Purchaser"), and PERIMETER 400 PARTNERS, an Illinois general partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Forty Million Seven Hundred Thousand And No/100 Dollars ($40,700,000.00) (the "Purchase Price"), that certain property commonly known as Perimeter 400 Center, Atlanta, Georgia legally described on Exhibit A attached hereto (the "Property"). Included in the Purchase Price is all of the personal property set forth on Exhibit B attached hereto (the "Personal Property").

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C; and

     2.2. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

     2.3. Purchaser and Seller agree that of the Purchase Price $50,000.00 will be allocated to the Personal Property and the balance will be allocated to the Property and improvements situated thereon.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by First American Title Insurance Company (hereinafter referred to as "Title Insurer") dated July 12, 1996 as to real property located in Fulton County, Georgia and August 15, 1996 as to real property located in DeKalb County, Georgia for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) general real estate taxes, association assessments, special assessments, special district taxes and related charges not yet due and payable for any tax years of the Closing Date or thereafter; (b) matters shown on the "Survey" (hereinafter defined); (c) matters caused by the actions of Purchaser; and (d) the title exceptions set forth in Schedule B Part II of the Title Commitment as Numbers 7 and 9 through 16 inclusive, to the extent that same affect the Property. All other exceptions to title shall be referred to as "Unpermitted Exceptions". On the Closing Date, it will be a condition of Purchaser's obligation to close that Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject only to Permitted Exceptions and Unpermitted Exceptions
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waived by Purchaser (the "Title Policy").  Seller and Purchaser shall each pay for one-half of the costs of the Title Commitment and the Title Policy and Purchaser shall pay for the cost of any endorsements to, or extended coverage on, the Title Policy. It shall also be a condition of Purchaser's obligation to close hereunder that the Title Company agree to issue those endorsements and special coverage requested by Purchaser set forth on Exhibit S.

     3.2. Purchaser has received a preliminary survey of the Property prepared by W. L. Jorden & Co., Inc. dated as of October 29, 1996 (the "Survey").
Seller and Purchaser shall each pay for one-half of the costs of the Survey and updating the Survey through a date not earlier than the date hereof. Purchaser hereby acknowledges that all matters disclosed by the Survey dated as of October 29, 1996 are deemed to be Permitted Exceptions but that any matters shown on an update of the Survey and not disclosed on the Survey dated as of October 29, 1996 will be Unpermitted Exceptions.

     3.3. The obligation of Purchaser and Seller to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement and the "Closing" (as hereinafter defined) and the delivery of the "Deed" (as hereinafter defined), provided, however, that in the event the transaction contemplated hereby does not close due to a default by Seller or Seller's inability to close or Seller's or Purchaser's election to terminate this Agreement pursuant to the terms hereof, Purchaser shall not be obligated to pay various costs set forth in Paragraphs 3.1 and 3.2 hereof.

4.   PAYMENT OF CLOSING COSTS.

     4.1. In addition to the costs set forth in Paragraphs 3.1 and 3.2, Purchaser and Seller shall each pay for one-half of the costs of the documentary or transfer stamps to be paid with reference to the Deed and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction.

     4.2. Each party shall be responsible for the payment of their own attorneys' fees and other costs associated with this transaction except as specified herein.

5.   CONDITION OF TITLE.

     5.1. If, prior to Closing, a date-down to the Title Commitment or the Survey discloses any new Unpermitted Exception, Seller, upon notice to Purchaser, shall have thirty (30) days from the date of the date-down to the Title Commitment or the Survey at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $100,000.00 (a "Minor Unpermitted Exception"), removed from the Title
Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, provided that such Title Insurer also commits to insure against such Unpermitted Exceptions for any subsequent purchaser of the Property from Purchaser and any mortgage lender without any additional premium, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the
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aggregate, exceed $100,000.00, removed from the Title Commitment or to have the
Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, provided that such Title Insurer also commits to insure against such Unpermitted Exceptions for any subsequent purchaser of the Property from Purchaser and any mortgage lender without any additional premium. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within ten (10) days after the expiration of said thirty (30) day period; provided, however, and notwithstanding anything contained herein to the contrary, if the Unpermitted Exception which gives rise to Purchaser's right to terminate was recorded against the Property as a result of the affirmative, willful action of Seller (and not by any unrelated third party) or as a result of the litigation set forth on Exhibit P if such litigation becomes a lien on the Property or if Seller is able to bond over, cure or remove a Minor Unpermitted Exception for a cost not to exceed $100,000 or the Title Insurer is willing to insure over a Minor Unpermitted Exception, provided that such Title Insurer also commits to insure against such Unpermitted Exceptions for any subsequent purchaser of the Property from Purchaser and any mortgage lender without any additional premium for a cost not to exceed $100,000 in accordance with the terms hereof and Seller fails to expend said funds in either case, then Purchaser shall have the additional rights contained in Paragraph 11 herein. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser, together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for those obligations which survive the termination hereof. Notwithstanding the provisions of Paragraph 5 hereof, Purchaser may at any time accept the Title Insurance Policy in such form as the Title Insurer is willing to issue, without reduction of the Purchase Price or any credit or allowance on account thereof or any claims against Seller except that if on the Closing Date there remain unremoved Involuntary Monetary and Mechanics' Liens (as defined herein) which have neither been removed by Seller nor insured over the Title Insurer as provided herein, and Seller has not used the entire sum of $100,000 as provided above (the "Cure Amount") in removing such liens, then Purchaser may elect to close subject to such unremoved Involuntary Monetary and Mechanics' Liens and receive the Cure Amount less any amounts previously paid by Seller or deposited with the Title Insurer to remove or obtain insurance over any Involuntary Monetary and Mechanics' Liens, Purchaser will be allowed a credit against the Purchaser Price equal to the remaining Cure Amount.

     As used herein the term "Involuntary Monetary and Mechanics Liens" shall mean the existence of one or more (i) liens or encumbrances or (ii) mechanics' liens created as a result of work performed at the Property which as to (i) and
(ii), are in liquidated amounts and can be removed or discharged by payment of a sum of money.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph
7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the date upon which title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, (a) repair of which would cost less than or equal to $400,000.00 (as determined by a licensed engineer or architect selected by Seller and reasonably satisfactory to Purchaser (the "Approved Engineer")) and (b) which does not directly and proximately cause tenants in occupancy of ten (10) percent or more of the leasable area of the Property to actually terminate their leases at the Property or give notice of their intention to terminate their leases at the Property in accordance with the terms thereof, Purchaser and Seller shall not have the right to terminate their obligations under this Agreement by reason thereof, but Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible less the cost of any repairs effected by or on behalf of Seller with Purchaser's consent, which consent shall not be unreasonably withheld or delayed, or without Purchaser's consent with respect to repairs of an emergency nature. Adjustment of any insurance or condemnation claim shall be conducted jointly by Seller and Purchaser. Seller shall notify Purchaser in writing on the earlier of (x) the Closing Date or (y) within ten (10) days of any such fire or other casualty. In the event of damage to the Property by fire or other casualty prior to the Closing Date (a) repair of which would cost in excess of $400,000.00 (as determined by the Approved Engineer), or (b) which directly and proximately causes tenants in occupancy of ten (10) percent or more of the leasable area of the Property to actually terminate their leases at the Property or give notice of their intention to terminate their leases at the Property in accordance with the terms thereof prior to the Closing, then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within ten (10) business days after (a) Purchaser receives written notice of such fire or other casualty and the Approved Engineer's determination of the amount of such damages, or (b) Purchaser receives written notice of cancellation of tenant leases representing ten (10) percent of the leasable area of the Property. Upon the exercise of Purchaser's option to terminate in the preceding sentence, this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder except for those provisions which expressly survive the termination hereof. In the event that Purchaser does not exercise the option set forth in the second preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible.

     6.2. If prior to the Closing Date, any condemnation or eminent domain proceedings are threatened or initiated (a "Taking") which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the Taking of any part of the Property shall:
(i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impair the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease except for those provisions which expressly survive the termination hereof; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall notify Seller, within ten (10) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such ten (10) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If prior to the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, provided Seller has given Purchaser notice thereof prior to the earlier of (i) ten days after Seller learns thereof or (ii) the Closing Date, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on October 18, 1996 and ending at 5:00 p.m. Chicago time on November 20, 1996 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases and other tenant files located at the Property, to interview tenants at the property upon reasonable notice to such tenants and Seller (so as to allow a representative of Seller to be present at any such interview) and without materially interfering with the business operations of the tenants, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, and unaudited year end 1993 through 1995 and year to date 1996 operating statements.

Furthermore, if the following are reasonably available to Seller, Seller shall deliver to Purchaser plans and specifications for the Property as well as any engineering reports related to the Property.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliates of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys reasonably satisfactory to Seller.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     Purchaser in its sole discretion shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not received by Seller pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection
Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period, provided, however, that Purchaser shall not be required to deliver to Seller copies of appraisals and financial analyses prepared by or at the request of Purchaser during the Inspection Period or any material prepared by Purchaser's attorneys; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for those obligations which specifically survive the termination hereof. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement. Notwithstanding anything contained herein to the contrary, Purchaser hereby acknowledges as of the execution of this Agreement, the Inspection Period and Purchaser's right to terminate this Agreement pursuant to this Paragraph 7.1 have expired.

     7.2. Seller's predecessor-in-interest acquired title to the Property by foreclosure (or deed-in-lieu thereof) and, therefore, Seller can make no representations or warranties relating to the physical condition of the Property. Purchaser acknowledges and agrees that other than any express representation or warranty by Seller made herein it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted but subject to Purchaser's rights under Paragraph 6 hereof. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Other than any express representation or warranty by Seller made herein, Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. e 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C.
Section 1802 et seq.  As used herein, "Hazardous Materials" means:
(1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as set forth herein, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Affiliates of Seller from any liability with respect to such historical information except for any representation or warranty of Purchaser expressly contained herein. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4. Seller has provided to Purchaser the following existing report:
Preliminary Environmental Site Assessment prepared by Law Associates, Inc.
dated January 16, 1991 ("Existing Report").   Seller makes no representation or
warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

8. CLOSING. The closing of this transaction (the "Closing") shall be on December 19, 1996 (the "Closing Date"), at the office of Title Insurer, Atlanta, Georgia at which time Seller shall deliver possession of the Property to Purchaser. The Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price less the Earnest Money and any prorations and other adjustments to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing.

9.   CLOSING DOCUMENTS.

     9.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4 and Purchaser shall deliver at Closing the following items:

          9.1.1. a certificate confirming the continued accuracy of the warranties and representations made by Purchaser in this Agreement;

          9.1.2.    a statement from Purchaser's counsel required by
Section 6045 of the Internal Revenue Code, as amended, and Seller will execute same at the Closing; and

          9.1.3. such other, and further customary instruments and documents as Seller's counsel may reasonably require to evidence and conclude the transaction contemplated by this Agreement.

     9.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          9.2.2. a special warranty bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts listed in Exhibit H;

          9.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit I);

          9.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          9.2.6. original, and/or certified copies of, leases affecting the Property ("Leases") which shall be delivered at the Property;

          9.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy including documents evidencing Seller's existence and authority to consummate the transaction contemplated by this Agreement;

          9.2.8. possession of the Property to Purchaser, subject to the terms of Leases;

          9.2.9. evidence of the termination of the management and leasing agreements;

          9.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the Leases and the obligation to refund the security deposits (in the form of Exhibit K);

          9.2.11.  an updated rent roll;

          9.2.12. an affidavit pursuant to Section 48-7-128 of the Official Code of Georgia Annotated that Seller is a resident of Georgia, that Seller is not otherwise subject to Georgia tax withholding or stating the amount of Seller's gain in which event Purchaser shall retain from the Purchase Price the amount required by this statute and promptly remit same to the appropriate governmental agency;

          9.2.13.  a Georgia Transfer Tax Declaration signed by Seller;

          9.2.14. a certificate confirming the continued accuracy of the warranties and representations made by Seller in this Agreement as required by Paragraph 16.2, but subject to Paragraph 16.4;

          9.2.15. Tenant Certificates and Seller Tenant Certificates in compliance with Paragraph 26 hereof dated no earlier than 45 days prior to the Closing Date;

          9.2.16. appropriate evidence of Seller's right, power and authority to sell the Property to Purchaser on the terms and conditions of this Agreement as Purchaser may reasonably require;

          9.2.17. a complete set of all keys and magnetic pass cards, if any, to the improvements at the Property, appropriately tagged for identification to the extent in Seller's or its managing agent's possession or control;

          9.2.18. to the extent in Seller's or its managing agent's possession or control, and not already delivered, (a) the maintenance records for the Property, (b) all original licenses and permits, authorizations and approvals which are currently in force pertaining to the Property and (c) all guarantees and warranties which are currently in force and which Seller has received in connection with any work or services performed or equipment installed in and to improvements erected on the Property which will all be deemed delivered if delivered to Purchaser at the site of the Closing or at the on-site management office at the Property;

          9.2.19. the files with respect to overage rents and charges which will be deemed delivered if delivered to Purchaser at the site of the Closing or at the on-site management office at the Property;

          9.2.20. to the extent in Seller's or its managing agent's possession or control, the originals of the property documents and in all other instances copies thereof which will be deemed delivered if delivered to Purchaser at the site of the Closing or at the on-site management office at the Property;

          9.2.21. the current operating files for the Property which will be deemed delivered if delivered to Purchaser at the site of the Closing or at the on-site management office at the Property; and

          9.2.22. such other, and further customary instruments and documents as Purchaser's counsel may reasonably require to evidence and conclude the transaction contemplated by this Agreement.

10. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT ON OR PRIOR TO THE CLOSING DATE, THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY EXCEPT THAT SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY AND EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF; THE PARTIES HERETO ACKNOWLEDGING THE DIFFICULTY OF MORE PRECISELY ASCERTAINING THE AMOUNT OF SELLER'S DAMAGES IN SUCH EVENT, AGREEING THAT AN AMOUNT EQUAL TO THE EARNEST MONEY IS A REASONABLE FORECAST THEREOF, AND INTENDING THAT SUCH AMOUNT BE PAID AS AGREED LIQUIDATED DAMAGES AND NOT AS A PENALTY. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN AND EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS (I) ITS WILLFUL REFUSAL TO DELIVER THE CLOSING DOCUMENTS SET FORTH IN PARAGRAPH 9.2 (OTHER THAN
9.2.15 IF SELLER DOES NOT RECEIVE THE REQUIRED THIRD PARTY TENANT CERTIFICATES), (II) ITS (AND NOT AN UNRELATED THIRD PARTY'S) AFFIRMATIVE, WILLFUL ACTION WHICH RESULTS IN THE RECORDING OF AN ENCUMBRANCE AGAINST THE PROPERTY AND WHICH GIVES RISE TO PURCHASER'S RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO PARAGRAPH 5 HEREOF; OR (III) ITS FAILURE TO EXPEND UP TO $100,000 IF (A) SELLER IS ABLE TO BOND OVER, CURE OR REMOVE A MINOR UNPERMITTED EXCEPTION IN ACCORDANCE WITH THE TERMS HEREOF FOR A COST NOT TO EXCEED $100,000 OR (B) THE TITLE INSURER IS WILLING TO INSURE OVER A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $100,000 IN ACCORDANCE WITH THE TERMS HEREOF; (IV) SELLER'S FAILURE TO CURE ANY TITLE EXCEPTION LISTED ON THE TITLE REPORT ATTACHED HERETO AND NOT LISTED HEREIN AS A PERMITTED TITLE EXCEPTION;
(V) SELLER'S FAILURE TO PAY OVER OR ASSIGN ANY CASUALTY INSURANCE OR CONDEMNATION PROCEEDS AS PROVIDED FOR IN SECTION 6 HEREOF; OR (VI) SELLER FAILS TO PERFORM ITS OBLIGATIONS UNDER THE LAST SENTENCE OF SECTION 8 HEREOF, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE PLUS ANY REASONABLE ATTORNEYS' FEES INCURRED BY PURCHASER IN SEEKING TO ENFORCE ITS RIGHTS TO SPECIFIC PERFORMANCE. NOTWITHSTANDING THE FOREGOING, IF SELLER'S INABILITY TO CLOSE SHALL RESULT FROM SELLER'S WILLFUL DEFAULT OR WILLFUL MATERIAL MISREPRESENTATION OR WILLFUL AND MATERIAL BREACH OF WARRANTY, THEN AND IN ANY SUCH EVENT PURCHASER MAY ELECT TO CANCEL THIS AGREEMENT AND THEN PURCHASER WILL BE ENTITLED TO DEMAND THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN AND EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7 AND THOSE OBLIGATIONS WHICH EXPRESSLY SURVIVE THE TERMINATION HEREOF AND PURCHASER'S RIGHT TO RECEIVE FROM SELLER ITS ACTUAL,

DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER AND THE PREPARATION OF THIS AGREEMENT, NOT TO EXCEED $250,000 IN THE AGGREGATE ("DUE DILIGENCE EXPENSES") PLUS ANY REASONABLE ATTORNEYS' FEES INCURRED BY PURCHASER IN SEEKING TO ENFORCE ITS RIGHTS TO RECEIVE ITS DUE DILIGENCE EXPENSES.

12.  CLOSING PRORATIONS.

     12.1. The items described in this Paragraph shall be prorated between the parties on a per diem basis (on the basis of actual calendar days in the relevant calendar year) so that credits and charges preceding or on 11:59 P.M. on the day preceding the Closing Date shall be allocated to Seller and credits and charges for the period after 11:59 P.M. on the day preceding the Closing Date and all days thereafter shall be allocated to Purchaser. Each payment received shall be attributed to the most recent period for which such a payment is due. As of July 1, 1997, Seller and Purchaser shall jointly prepare a final proration statement in accordance with the provisions of this Paragraph 12 and a final adjusting payment shall then be made, as provided in Paragraph 12.3 hereof.

          12.1.1. Real estate taxes (on the basis of allowable discounts for early payments), general and special assessments and the like ("Taxes") for the year of the Closing Date, as such Taxes may be increased or decreased after the Closing, shall be prorated as of the Closing Date based on the most recent ascertainable amount as part of the proration of "Maintenance Expenses" (hereinafter defined) in Paragraph 12.1.3. The parties acknowledge that Seller has filed an appeal with respect to Taxes affecting the Property for 1995. Seller currently has paid $324,656.80 on account of 1995 Taxes affecting the Property. Seller has received notice of a reduction of the 1995 Taxes, however, such reduction is subject to appeal. Seller agrees to escrow from the proceeds at Closing an amount equal to the difference between (said amount being referred to as the "1995 Excess Taxes"): (a) the lower of (i) the Taxes due and owing for 1995 based on the assessed value sought by Fulton County together with all interest due and owing thereon ("Maximum 1995 Taxes") and
(ii) the Taxes due and owing for 1995 based on the assessed value awarded Seller in connection with the appeal if said appeal becomes final and non-appealable prior to the Closing Date together with all interest due and owing thereon ("Reduced 1995 Taxes") and (b) $324,656.80. The aforesaid escrow (the "Tax Escrow") shall be established with the Atlanta office of the First American Title Insurance ("Tax Escrowee") and shall be in form and substance reflecting the terms herein and otherwise reasonably acceptable to Purchaser and Seller. The Tax Escrow shall provide that at such time as the 1995 Excess Taxes become due and payable in accordance with the applicable Fulton County laws and ordinances, Purchaser may deliver written notice of such to Seller and Tax Escrowee. Within fourteen (14) days after receipt of said notice, Tax Escrowee shall pay to the Fulton County tax collector the 1995 Excess Taxes with all interest and penalties imposed thereon, if any. Notwithstanding anything contained herein to the contrary, the Tax Escrow shall provide that if at any time prior to the disbursement of the proceeds of the Tax Escrow, Seller delivers to Purchaser and Tax Escrowee evidence of the final, non-appealable nature of the 1995 appeal which reduces the 1995 Excess Taxes, Tax Escrowee shall discharge to Seller within fourteen (14) days after receipt of said notice an amount equal to the difference between the Maximum 1995 Taxes and the Reduced 1995 Taxes. Furthermore, the Tax Escrow shall provide that (i) interest earned on the proceeds shall be disbursed in the same manner as the proceeds and (ii) and proceeds remaining in the Tax Escrow after the payment of the 1995 Excess Taxes shall be immediately disbursed to Seller.
Notwithstanding anything contained in the Agreement to the contrary, Seller shall be entitled to its pro rata share of any refund of Taxes for 1996 and any such refund received by Purchaser shall be held in trust for Seller. Seller covenants and agrees to withdraw, and agrees not to file, any appeal for Taxes for 1996 without the prior consent of Purchaser.

          12.1.2. Minimum rent (exclusive of delinquent or unpaid rents, but including prepaid rents) paid under the Leases shall be prorated as of the Closing Date. Percentage Rent, if any, shall be prorated in connection with the final adjustment set forth in Paragraph 12.3 herein.

          12.1.3. Certain of the Leases provide for reimbursement to landlord of maintenance and operation charges, Taxes, insurance and other expenses (herein collectively referred to as "Maintenance Expenses"). Some Leases provide for a determination of the tenant's share of Maintenance Expenses on an annual basis but provide that an estimated amount thereof (either in the aggregate or for specified components thereof) shall be paid by tenant to landlord monthly during the course of the year with a final adjustment to be made after the close of the year when such costs and expenses have been finally determined. Seller and Purchaser have agreed as follows with respect to Maintenance Expenses:

         (i) Except as hereinafter provided, Seller shall be responsible for the payment of all Maintenance Expenses attributable to periods of time prior to the Closing Date (without taking into account "stops" for base years in the Leases) and Seller shall be entitled to receive and retain all reimbursements thereof collected from tenants on account thereof with respect to the period through the Closing Date (taking into account "stops" for base years in the Leases); and Purchaser shall be responsible for the payment of all Maintenance Expenses attributable to periods of time from and after the Closing Date (without taking into account "stops" for base years in the Leases) and Purchaser shall be entitled to receive and retain from the tenants all reimbursements thereof collected from tenants on account thereof with respect to the Closing Date and thereafter (taking into account "stops" for base years in the Leases). Purchaser shall be entitled to a credit against the Purchase Price for sums that are due (or accrued) and unpaid as of the Closing Date under any Service Contracts which have been assigned to Purchaser, and Seller shall be entitled to a credit to the extent that sums have been paid under any Service Contracts which have been assigned to Purchaser for services to be performed or goods to be delivered after the Closing Date.

        (ii) As a part of the final proration referred to in Section 12.3 hereof:
               Maintenance Expenses received from Tenants shall be separately prorated under each Lease. Upon final determination of Maintenance Expense owed by a Tenant under its Lease for the calendar year in which the Closing occurs and 1995 with respect to Taxes, Seller and Purchaser shall adjust between themselves amounts owed for such calendar year on account of

Maintenance Expenses, and Seller's allocable share of such Maintenance Expenses payable by such Tenant shall be equal to an amount determined by multiplying separately each of the Maintenance Expense received from such Tenant by the fraction whose numerator is the number of days in such calendar year before the Closing Date, and whose denominator is the total number of days in such calendar year of the Closing. Purchaser shall remit to Seller its allocable share, less interim payments previously retained by Seller, if any, less a pro rata share of costs of collection paid to third parties, if any. If Seller has retained amounts in excess of its allocable share, Seller, within fifteen
(15) days after notice from Purchaser of the excess owed Purchaser, shall remit such excess to Purchaser less a pro rata share of costs of collection, if any paid to third parties.

         12.1.4.    Internationally Deleted.

         12.1.5. To the extent not covered by Paragraph 12.1.3, utility and fuel charges, including, without limitation, charges for water, electricity, gas, gasoline, steam, oil and telephones used in connection with the heating, cooling, lighting, maintenance and operation of the Property and any personal property included therein or used in connection therewith shall be prorated as of the Closing Date. Seller shall obtain readings of all utility meters no earlier than 30 days prior to the Closing Date.

         12.1.6. To the extent not covered by Paragraph 12.1.3 annual fees for permits and licenses disclosed in Exhibit 0 shall be prorated as of the Closing Date.

         12.1.7. Personal property taxes, if any, for any personal property transferred to Purchaser shall be prorated as of the Closing Date.

         12.1.8. Purchaser shall cause a reconciliation of the Maintenance Expenses and Taxes to occur with the tenants no later than April 15, 1997 requesting payment in accordance with the terms of the Lease and shall use reasonable, good faith efforts in collecting from the tenants any under-payments for Maintenance Expenses for 1996 and 1995 (with respect to Taxes for 1995) to the extent Taxes due for such year have been resolved by such date.

     12.2. The following amounts, if any (the "Adjustments"), without duplication, shall be made:

         12.2.1. All security deposits held by Seller as of the Closing Date shall be paid to Purchaser at the Closing.

         12.2.2. All other reasonable expenses normal to the operation and maintenance of the Property which require payments either in advance or in arrears for periods which begin prior to the Closing Date or end thereafter shall be apportioned between Seller and Purchaser as of 11:59 P.M. on the day preceding the Closing Date.

         12.2.3. Purchaser shall receive at Closing a credit equal to the amount of any unsatisfied obligations for "Outstanding Tenant Improvement and Commission Obligations" of Seller set forth in Exhibit N. Purchaser agrees to assume the payment of $51,598 for LaRoche as shown on Exhibit N (without a credit from Seller) and to the extent Seller pays any amounts toward the $51,598 obligation prior to Closing then Seller shall receive a credit from Purchaser therefor. Seller shall receive a credit, if any, as provided in Paragraphs 25 and 26.

     12.3. In connection with the Prorations and the Adjustments herein and as provided, there shall be prepared the following statements, schedules and certificate:

         12.3.1. Seller shall prepare or cause to be prepared statements in reasonable detail showing separately each item prorated or adjusted pursuant to this Agreement and a detailed reconciliation showing separately each item prorated or adjusted pursuant to this Agreement and a detailed reconciliation of the Prorations and Adjustments, such statements to be delivered three (3) business days prior to the Closing and adjusted as necessary at the Closing. The parties shall mutually agree after review thereof by Purchaser that said closing statement accurately reflects the method of proration set forth in this Agreement.

         12.3.2. Purchaser, in cooperation with Seller, shall prepare, not later than July 1, 1997, a final proration statement as of the Closing Date, presenting correctly the final Prorations and Adjustments in accordance with the terms of this Agreement and a statement of "Post-Closing Receipts"
(hereinafter defined).   Upon issuance of such final proration statement the
parties shall make a final proration payment as appropriate (including, without limitation, a settlement of Post-Closing Receipts). For purposes of preparation of the foregoing statements and at all reasonable times thereafter, the parties agree to allow the other party and the other party's accountants and representatives, to examine so much of the books and records in the possession and control of the other party as relate to such statements and final reconciliations with tenants on Maintenance Expenses and other charges at the place or places where they are then regularly maintained. Seller and Purchaser shall retain such books and records for three (3) years from the Closing Date.

     12.4. All sums paid following the Closing Date by any tenant of the Property who is indebted to Seller for rent, additional rent or any other sum due under its Lease for any period prior to and including the Closing Date, after receipt by Purchaser of all then currently due amounts by said tenant and any reasonable actual out-of-pocket collection costs of Purchaser shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness to Seller is paid in full. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt (other than with respect to a Maintenance Expense received from a Tenant which will be adjusted as provided in Paragraphs
12.1 and 12.3), Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use reasonable efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder, but Purchaser shall not be required to institute legal action on account thereof nor to engage attorneys or other professionals in such efforts. In any event, all costs and expenses of Purchaser in enforcing collection of Post-Closing receipts (including applicable legal fees, collection fees, and the like) shall be paid by Seller as a condition to Seller's receipt of such Post-Closing Receipts. If by July 1, 1996, Purchaser has not collected all amounts due

Seller and shall not have commenced litigation to collect such Post-Closing Receipts, Seller, after notice to Purchaser, may, at Seller's expense, commence litigation to collect such unpaid arrearage; provided, however, that Seller shall have no right to commence any proceeding to evict the tenant or recover possession of any tenant's space or interfere with the tenant's or Purchaser's ability (other than financial impact resulting from such litigation) to conduct business or take any action which would limit Purchaser's rights to pursue any remedy Purchaser may have for a default under any Lease. Purchaser may, by written notice to Seller within twenty (20) days of receipt of Seller's notice, restrict Seller from collecting such unpaid arrearage, but only if Purchaser first pays Seller such unpaid arrearage, in exchange for Seller's assignment to Purchaser of all of Seller's rights and causes of action with respect thereto. Seller shall indemnify and hold harmless Purchaser from any action taken by Seller in violation of the provisions of this Section. Purchaser shall cooperate fully with Seller, at no expense to Purchaser, in this regard and shall execute such instruments, if any, as Seller may require in order for Seller to commence and prosecute any such litigation.

     12.5. Paragraph 12 of this Agreement shall survive the Closing and the delivery and recording of the Deed.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof. Notwithstanding the foregoing, this Agreement may be assigned by Purchaser without the consent of Seller (a) to any entity affiliated with Purchaser, or the principals of Purchaser, or to any entity owned (directly and indirectly) by any fund with respect to which Purchaser acts as asset manager or advisor or (b) to any mortgage lender of Purchaser or any permitted assignee of Purchaser provided that Purchaser remains liable for (i) any act or omission by Purchaser occurring prior to the effective date of such assignment for which Purchaser is obligated to indemnify Seller pursuant to Paragraph 7 hereof and (ii) in accordance with the terms of the last sentence of this Paragraph 14. Any permitted assignee shall assume in writing all of the obligations of Purchaser under this Agreement from and after the date of the assignment. If any assignee of Purchaser under this Agreement petitions or applies for relief in bankruptcy or said assignee is adjudicated as a bankrupt or insolvent, or said assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing Date, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorney's fees and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

15. BROKER. The parties hereto represent and warrant that they have dealt with no broker or finder in connection with this transaction other than Insignia Mortgage & Investment Co. Seller agrees to pay the commission to Insignia Mortgage & Investment Co. which is only due in the event the transaction closes. Purchaser shall indemnify, defend and hold Seller harmless from any claim whatsoever (including, without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Insignia Mortgage & Investment Co. Seller shall indemnify, defend and hold Purchaser harmless from any claim whatsoever (including, without limitation, reasonable attorneys' fees, court costs and costs of appeal) from anyone claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated, including, without limitation, any such fee owed to Insignia Mortgage & Investment Co. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the termination of this Agreement or the Closing and delivery of the Deed.

16.  REPRESENTATIONS AND WARRANTIES.

     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by James E. Mendelson, senior vice-president of The Balcor Company, or Tom Molina, the asset manager of the Property since February 1991 and any successors thereto prior to the Closing Date (the "Seller's Representatives"). Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representatives. A copy of Paragraph 16.2 shall be delivered to the on-site management of the Property within two (2) days after the execution by Seller of this Agreement, with a request to advise Tom Molina within five (5) business days after receipt by the on-site manager as to the accuracy and truthfulness of the representations and warranties. If the on-site manager indicates that any of the representations or warranties were incorrect, Seller shall notify Purchaser as to the response of the on-site manager by ten (10) business days after the execution by Seller. If the on-site manager responds that any of the representations or warranties were incorrect then the terms of Paragraph 16.4 herein shall apply. If Seller fails to so notify Purchaser, Purchaser shall be entitled to conclude that the on-site manager reviewed the representations and warranties and that they are correct.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties shall, subject to Paragraph 16.4 herein, be remade at Closing: (i) Seller has no knowledge of any pending or threatened litigation, claim, cause of action, violation or administrative proceeding concerning the Property other than as disclosed in Exhibit P; (ii) Seller has the power to execute and deliver this Agreement and to consummate the transactions contemplated herein; (iii) to Seller's knowledge, the rent roll attached hereto as Exhibit M, which Seller will update as of the Closing Date, is true, complete and accurate as of the date set forth thereon and to Seller's knowledge, the description of the Leases contained in the Prepared Tenant Certificates in Exhibit R pertaining to the identity of the tenant, the date of the Lease and the existence of amendments is accurate; (iv) Seller owns the personal property and intangible personal property set forth on Exhibit B free and clear of all liens, claims and encumbrances; (v) other than the agreement evidenced hereby, Seller has not entered into any contracts or options for the sale of the Property; (vi) Seller has not entered into any agreements to mortgage the Property; (vii) to Seller's knowledge, the service contracts set forth on Exhibit H represent all of the written service contracts entered into with respect to the Property including all management agreements and to Seller's knowledge, no party is in material default under any of the items set forth in Exhibit H; (viii) to Seller's knowledge, there are no environmental reports in Seller's possession or that of any of its affiliates which are dated more recently than the Existing Report provided to Purchaser; (ix) to Seller's knowledge, the evidence of expenses at the Property furnished by Seller to Purchaser are accurate in all material respects; (x) to Seller's knowledge, Seller has not received any written governmental or fire underwriting reports requesting repair to the Property and Seller has not been denied fire insurance coverage with respect to the Property; (xi) to Seller's knowledge, Seller has not received any written notification from any governmental authority regarding pending or threatened condemnation of all of or a portion of the Property;
(xii) to Seller's knowledge, Seller has not entered into any labor agreements respecting the Property which are not cancelable as of the Closing Date without cost to Purchaser; (xiii) except as set forth on the schedule attached hereto as Exhibit N and except as to new leases as set forth in Paragraph 25 herein, there are no outstanding leasing commissions and there is no outstanding tenant improvement work or work credit due under any Leases; (xiv) to Seller's knowledge, a true, correct and complete list of all licenses and permits which Seller has regarding operation of the Property is attached hereto as Exhibit O;
(xv) except as may have been set forth in the Existing Report, to Seller's knowledge, Seller has not received any notice from any governmental authority having jurisdiction over the Property of any uncured violation of any Environmental Laws with respect to the Property; (xvi) neither Seller, or any of its general partners nor the Property is in the hands of a receiver nor is an application for a receiver pending; neither Seller nor any of its general partners is insolvent or has made an assignment for the benefit of its creditors, nor has Seller or any of its general partners filed, or had filed against it, any petition in bankruptcy; (xvii) Seller is a "non-foreign person" within the meaning of section 1445 of the United States Internal Revenue Code of 1986, as amended, and the regulations issued thereunder; (xviii) Seller maintains full replacement casualty insurance on the Property; (xix) except as disclosed in Paragraph 12, Seller has not received any written notice addressed to it from any governmental authority that there are tax abatements or exemptions affecting the Property, nor has Seller instituted any such pending proceedings; between the date hereof and the Closing, Seller will advise Purchaser of any proposed real estate tax assessments and the amounts of such assessments, and Seller and Purchaser will cooperate jointly in instituting such proceedings on or before Closing other than for calendar year 1996 which is addressed in Paragraph 12 hereof; (xx) there are no occupancy rights (written or oral), leases or tenancies presently affecting the Property other than the Leases; (xxi) to Seller's knowledge, except for any brokerage commissions, fees or other compensation due with respect to any of the New Leases or as disclosed on Exhibit N or any extension of the term of any of the Leases or New Leases or expansion of space under any of the Leases or New Leases which shall occur on or after the Closing Date disclosed in Exhibit Q ("Extension Commissions"), no brokerage commission, fee or other compensation is payable (or will, with the passage of time or occurrence of any event or both, be payable), with respect to any Lease pursuant to any existing agreement which would be binding on the landlord under such Lease after the Closing Date;
(xxii) no management commission, fee or other compensation will be payable by Purchaser from and after the Closing Date with respect to the management of the Property prior to the Closing Date; (xxiii) to Seller's knowledge, Seller has received no notice from any of the Tenants at the Property of any uncured default on the part of Landlord under the Leases except with respect to any obligation set forth in Exhibit N; (xxiv) to Seller's knowledge, no appraisal or other process provided for in the Lease has been instituted in writing by Seller or any Tenant to establish the rental rate payable with respect to any pending extension or with respect to any negotiation or appraisal of rent under any Lease; and (xxv) to Seller's knowledge, no tenant at the Property is in default, after the expiration of all notice and cure periods, under its Lease.

     At Closing, Seller shall deliver to Purchaser a certificate of the Seller which will confirm that the warranties and representations are in all material respects true and correct as of the date of the Closing (to Seller's knowledge, where so specified above), subject to Paragraph 16.4 and changes for matters beyond Seller's control and otherwise as expressly permitted or contemplated by this Agreement.

     16.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein.

     16.4. If at any time after the execution of this Agreement, either Purchaser or Seller become aware of information (a "Change") which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose said information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate actions or did not fail to act (in the ordinary course of business) to cause the representation or warranty in question to become untrue in any material respect and did not intentionally make a material false representation or warranty, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement, in which case Purchaser will receive a refund of the Earnest Money with any accrued interest thereon and neither party will have any further liability under this agreement except to the extent it specifically survives the termination hereof. Purchaser, provided that it notifies Seller within ten
(10) days after receiving notice from Seller of a Change, may elect to close subject to such Change and then both parties hereto will be deemed to have waived their right to terminate this Agreement with respect to such Change. Notwithstanding anything contained herein to the contrary, if the status of any of the tenancies changes from the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained in Paragraph 16.6 or

Paragraph 25 herein, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing. For the purpose of this
Section 16.4, Purchaser's knowledge will be limited solely to the knowledge of any of its executive officers after review of all due diligence materials prepared by or for Purchaser in connection with the acquisition of the Property and will not be deemed to include any of its agents, employees or contractors.

     16.5. The parties agree that the representations and warranties contained herein shall survive Closing for a period of nine (9) months (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of nine
(9) months immediately following Closing).

     16.6. On the Closing Date, Seller shall tender possession of the Property to Purchaser in the same condition the Property was in on the date of this Agreement, subject to reasonable use, wear and tear and, subject to Paragraph 6 hereof, but Seller shall not be required to incur any capital expenses from or after the date hereof unless failure to do so would constitute a material breach under any of the Leases. Subject to the provisions of Paragraph 25 hereof, Seller agrees that between the date hereof and the Closing Date it shall continue to operate the Property in substantially the same manner it has operated the Property prior to the date hereof, subject to reasonable wear and tear and casualty.

     16.7. Seller covenants and agrees that from and after the date of this Agreement until the Closing Date or earlier termination of this Agreement:

         16.7.1. Seller will not, without the prior written consent of Purchaser, enter into any new employment, management, service, maintenance or union agreements relating to the Property or renew or extend any contracts, unless such new agreements and such contracts, as renewed or extended, will be cancelable by Purchaser on not more than thirty (30) days prior notice without any costs for such cancellation.

         16.7.2. Seller shall continue to insure the Property against loss of casualty with full replacement cost coverage.

         16.7.3. Seller will not sell or grant any interest in the Property or any part thereof other than pursuant to Paragraph 25 herein.

         16.7.4. Seller will not initiate any action to alter or amend the zoning classification of the Property.

         16.7.5. Seller shall not solicit or encourage directly or indirectly (including solicitation or encouragement by any broker retained by Seller), inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiation concerning any proposal for the sale of the Property.

     Seller shall terminate as of the Closing Date the engagement of Seller's managing and leasing agent for the Property.

     From and after the Closing Date, Seller hereby agrees to indemnify and defend (using attorneys selected by Seller and reasonably acceptable to Purchaser) Purchaser from any liability arising from the litigation disclosed on Exhibit P with the result that Purchaser will not be liable with respect to such claims for any actual loss, costs or damages in connection therewith, including litigation costs and expenses.

     Seller shall comply with any written notices to Seller received by Seller prior to Closing of violations of law or municipal ordinances, orders or requirements issued by any governmental authority against or affecting the Property (the "Violations"). If Seller has knowledge prior to the Closing of an assertion by any governmental authority of any Violations, Seller shall comply with any such assertion prior to Closing. If any Violations remain uncured on the Closing Date, Purchaser shall receive a credit against the Purchase Price equal to the estimated cost of curing the same, as estimated by an architect or engineer selected by Purchaser and reasonably satisfactory to Seller. Notwithstanding the foregoing, in the event the cost to cure the Violation exceeds One Hundred Fifty Thousand Dollars ($150,000.00), then Purchaser at its election, may as its sole remedy in respect thereof either
(A) terminate this Agreement, in which event the parties shall direct the Escrow Agent to return the Earnest Money Deposit with any interest accrued thereon to Purchaser and neither party hereto will have any further obligations except for those which specifically survive the termination hereof or (B) accept the Property subject to the Violation and receive a credit equal to $150,000.

17. LIMITATION OF LIABILITY. Neither Seller's or Purchaser's partners, nor any Affiliate of Seller or any affiliate of Purchaser, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser and Seller each waive for itself and anyone who may claim by, through or under them any and all rights to sue or recover on account of any such alleged personal liability.

     17.1. Notwithstanding anything contained herein to the contrary but subject to the penultimate sentence of this Section 17.1, Purchaser hereby agrees that the maximum liability of Seller after the Closing, in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction, shall be $1,750,000; provided, however, in no event shall Seller's liability in connection with, arising out of or in any way related to a breach by Seller of a "Non-Tenant Representation or Covenant" exceed $750,000. For purposes herein, a "Tenant Representation" shall mean Seller's representation and warranty contained in Paragraphs 16.2(iii), (xiii), (xx), (xxi), (xxiii),
(xxiv) and (xxv) herein and Seller's representations and warranties contained in any "Seller Tenant Certificate" (hereinafter defined). All other representations, warranties, indemnities or covenants which may give rise to liability to Seller after Closing contained in this Agreement, or any document or conveyance agreement in connection with the transaction, other than a Tenant Representation, shall be referred to as a "Non-Tenant Representation or Covenant." For illustrative purposes only, (a) if Purchaser establishes liability on the part of Seller for $100,000 arising out of a breach of a Tenant Representation and $1,000,000 arising out of a breach of a breach of Non-Tenant Representation or Covenant, then Seller's liability would be $850,000 and (b) if Purchaser establishes liability on the part of Seller for $1,500,000 arising out of a breach of a Tenant Representation and $100,000 arising out of a breach of a Non-Tenant Representation or Covenant, then Seller's liability would be $1,600,000. Notwithstanding the foregoing limitations of this Section 17.1. there will be no limit on the liability of Seller with respect to its obligations to indemnify and/or reimburse Purchaser
(a) with respect to the provisions of Paragraphs 12 and 15 and the penultimate paragraph of Paragraph 16 hereof and (b) any breach of Seller with respect to the representations, covenants and warranties contained in the following sentence. Seller represents and warrants to Purchaser and covenants and agrees, that Seller is (without regard to its partners or subpartners) a single purpose entity and has no other assets and liabilities other than those associated with the Property and that Seller agrees that it will engage in no other business from and after the Closing Date during the longer of nine (9) months and the period that any claim is outstanding against Seller under this Agreement.

     17.2. Seller further agrees not to distribute $1,750,000 of the proceeds of the Purchase Price to its partners for the longer of (i) nine (9) months after the Closing and (ii) final resolution of any claims by Purchaser and asserted in writing against Seller prior to the expiration of the nine (9) months after the Closing in accordance with the terms of this Agreement ("Claims"); provided, however, that if any Claims are disputed by Seller, Seller shall have the right, by written notice to Purchaser, to require Purchaser to file suit in a court of competent jurisdiction within thirty (30) days after such notice to Purchaser; otherwise said notice with respect to the Claim in question shall no longer prevent Seller from distributing the proceeds.

18.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission as follows:

         TO SELLER:      c/o The Balcor Company
                         Bannockburn Lake Office Plaza
                         2355 Waukegan Road
                         Suite A-200
                         Bannockburn, Illinois  60015
                         Attention:  Ilona Adams
    with copies to:      The Balcor Company
                         Bannockburn Lake Office Plaza
                         2355 Waukegan Road
                         Suite A-200
                         Bannockburn, Illinois  60015
                         Attention:  James Mendelson
                         (847) 317-4367
                         (847) 317-4462 (FAX)

            and to:      Katten Muchin & Zavis
                         525 West Monroe Street
                         Suite 1600
                         Chicago, Illinois  60661-3693
                         Attention:  Daniel J. Perlman, Esq.
                         (312) 902-5532
                         (312) 902-1061 (FAX)

      TO PURCHASER:      Devon Properties, Inc.
                         7 West 34th Street
                         New York, New York  10001
                         Attention:  Mr. Robert H. Rodgers, Jr.
                         (212) 971-9270
                         (212) 971-9283 (FAX)

   and one copy to:      Paul, Weiss, Rifkind, Wharton & Garrison
                         1285 Avenue of the Americas, 22nd Floor
                         New York, New York  10019
                         Attention:  Joseph Browdy, Esq.
                         (212) 373-3039
                         (212) 373-2042 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time. Any such notice, demand or document not given, delivered or made by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

20.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

21. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Georgia.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

25. NEW LEASES. Seller agrees to deliver to Purchaser five (5) days prior to the expiration of the Inspection Period any new leases executed by Seller. After the expiration of the Inspection Period, Seller shall not execute any new lease affecting the Property or modify, amend or accept the surrender (collectively or individually a "Modification Agreement") of any of the Leases without Purchaser's prior written consent. Upon requesting Purchaser's consent, Seller shall deliver a complete copy of said proposed lease to Purchaser with a copy of any brokerage commission agreement and statement as to the cost of any tenant improvement work, contributions, and brokerage commissions due or to become due in connection therewith (the "Disclosure Documents"). Purchaser's consent shall be deemed given if Purchaser has not responded to the contrary within five (5) business days after receipt of Seller's written request and the complete copy of said lease or Modification Agreement and other material. If approved by Purchaser, a complete copy of any such lease or Modification Agreement shall be delivered to Purchaser within five (5) days of the full execution thereof. With respect to all new leases or Modification Agreement executed and delivered to Purchaser five (5) days prior to the expiration of the Inspection Period and with respect to all other new leases or Modification Agreement, provided Purchaser has approved the new lease to the extent said approval is required, leasing costs and commissions, tenant improvements and contributions, and reasonable attorneys' fees, shall be paid by Purchaser or credited to Seller at Closing if already paid by Seller provided such costs and expenses were specifically disclosed to Purchaser in the Disclosure Documents.

26.  TENANT CERTIFICATE CONDITION TO CLOSING.

     26.1. The following terms have been defined as follows for convenience of reference:

          (i) "Tenant Certificate" means a certificate, commonly known as an estoppel certificate, signed by a tenant with respect to its Lease, either in the form set forth on Exhibit L hereto or on such other form as is substantially consistent with the requirements of the tenant's lease for such certificates but in no event dated earlier than 45 days prior to the Closing Date.

          (ii) "Seller Tenant Certificate" means a Tenant Certificate signed by the Seller with respect to a particular Lease for which the Tenant in question has either (i) failed to execute and deliver a Tenant Certificate, in which case the Seller Tenant Certificate shall be in the form of Exhibit L, or (ii) executed and delivered a Tenant Certificate in a form other than Exhibit L, or a Tenant Certificate containing less information than required by Exhibit L, in which case the Seller Tenant Certificate shall be limited to those matters in Exhibit L which are not addressed in the Tenant Certificate in question.

          (iii) "Qualification" means any assertion in a Tenant Certificate or Seller Tenant Certificate (whether in the form of Exhibit L or otherwise) of
(i) a claim, counterclaim, offset or defense against the landlord, (ii) a default on the part of the landlord, (iii) unpaid credits, allowances or other sums due from the landlord prior to the date of the estoppel (other than expressly disclosed on Exhibit M or Exhibit N attached hereto or pursuant to a new lease pursuant to Paragraph 25 herein), (iv) an unfulfilled construction or other obligation on the part of the landlord prior to the date of estoppel (other than expressly disclosed on Exhibit M or Exhibit N attached hereto or pursuant to a new lease pursuant to Paragraph 25 herein), or (v) information which is contrary (x) to the information contained in the rent roll attached hereto as Exhibit M, or the Prepared Tenant Certificates attached hereto as Exhibit R (the "Prepared Tenant Certificates") or (y) the information pertaining to tenant allowances and concessions and leasing commissions contained on Exhibit N;

          (iv) "Unacceptable Qualification" means any Qualification other than the following:

               (a) a Qualification which is expressly disclosed on the Prepared Tenant Certificates, on the rent roll attached hereto as Exhibit M or the schedule attached hereto as Exhibit N or a Qualification relating to non-payment of December, 1996 rent, provided the same is not as a result of a default by Seller; or

               (b) a Qualification expressly disclosed in this Agreement or the Exhibits attached hereto and made a part hereof, such as litigation disclosed on Exhibit P.

     26.2. If a Qualification is not an Unacceptable Qualification, it shall not affect Purchaser's obligations to close hereunder or give rise to any liability from Seller to Purchaser.

     26.3. Seller shall promptly request a Tenant Certificate in the form of Exhibit L from all tenants, and shall in good faith pursue the collection of the same. Seller shall deliver to Purchaser, upon Seller's receipt thereof, all Tenant Certificates signed by tenants (whether in the form of Exhibit L or otherwise).

     26.4. It shall be a condition to Purchaser's obligations hereunder (the "Estoppel Condition") that Seller deliver to Purchaser, at or prior to 5:00 p.m. Chicago time on December 16, 1996 (i) a Tenant Certificate from each tenant of the Property occupying or leasing at least 10,000 square feet as shown on the Rent Roll, in the aggregate, of leasable area of the Property

("Major Tenant"), and (ii) either a Tenant Certificate or Seller Tenant Certificate for 100% of the non-Major Tenants at the Property. Notwithstanding the foregoing to the contrary, Seller shall not have satisfied the Estoppel Condition if any of the Tenant Certificates received by Seller or Seller Tenant Certificates disclose Unacceptable Qualifications other than Unacceptable Qualifications with an "Estoppel Qualification Sum" (hereinafter defined) of less than $200,000 in the aggregate for all of the Leases. The "Estoppel Qualification Sum" shall mean the following:

          (i) if the claim asserted arises out of a defect which can be cured, with the expenditure of money on a one time basis, such as a physical defect, then such sum shall be calculated by a reasonable estimate of the cost to repair or remediate said defect; and

          (ii) if the claim asserted affects a continuing obligation of a tenant under the lease, such as the payment of rent, then the claim shall be calculated by (i) determining the amount of the claim on a per annum basis,
(ii) multiplying said amount by the number of years or partial years said claim would affect the monetary obligations under the lease and (iii) discounting said product on a present value basis using a discount rate of 8% per annum.

     If the Unacceptable Qualifications have an Estoppel Qualification Sum of less than $200,000 in the aggregate for all of the Leases, then Seller shall either (i) grant Purchaser a credit at Closing for an amount equal to the Estoppel Qualification Sum, or (ii) cure all conditions giving rise to an Unacceptable Qualification on or before the Closing. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller in its sole discretion. Provided Seller performs its covenant in this Paragraph 26.4, the disclosure of Unacceptable Qualifications having an Estoppel Qualification Sum of less than $200,000 in the aggregate shall not affect Purchaser's obligations to close hereunder or give rise to any additional liability from Seller to Purchaser.

     26.5. If Seller delivers any Tenant Certificates containing no Unacceptable Qualifications after Closing to Purchaser containing all of the information herein required from a tenant under a Lease for whom Seller has executed and delivered a Seller Tenant Certificate at Closing, the Seller Tenant Certificate executed and delivered by Seller at Closing shall become null and void and the Tenant Certificate received from the tenant shall be substituted therefor. Seller's liability under Seller Tenant Certificates shall be limited pursuant to Paragraph 17 herein.

     26.6. If Seller has not satisfied the Estoppel Condition on or before 5:00 p.m. Chicago time on December 16, 1996, then Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller on or before 5:00 p.m. Chicago time on December 18, 1996. If Purchaser exercises its rights to terminate in accordance with the terms of this Paragraph 26.6, this Agreement shall be null and void without further action of the parties and all Earnest Money theretofore deposited by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for those obligations which specifically survive the terms hereof. If Purchaser does not terminate this Agreement pursuant to the first sentence of this Paragraph 26.6, the parties shall proceed to Closing and (i) Purchaser shall receive a credit at Closing equal to the amount of the Estoppel Qualification Sum of the Unacceptable Qualifications contained in the Tenant Certificates, up to an aggregate amount of $200,000 or (ii) Seller shall cure all conditions giving rise to an Unacceptable Qualification Sum up to an aggregate amount of $200,000. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller in its sole discretion.

27. CONDITIONS TO PURCHASER'S OBLIGATIONS TO CLOSE. The obligation of Purchaser to close under this Agreement and to pay the balance of the Purchase Price hereunder shall be subject to the fulfillment on and as of the Closing Date of all of the following conditions (in addition to any other conditions to Purchaser's obligation under this Agreement which are set forth elsewhere herein):

     27.1. Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement.

     27.2. Seller shall have performed and observed, in all material respects, all covenants, agreements and conditions of this Agreement to be performed and observed by Seller as of the Closing Date. Purchaser shall have the right, at its election, at or prior to the Closing by notice to Seller, to waive any condition set forth in this Agreement to its obligation hereunder and by effecting the Closing, Purchaser shall be deemed to have waived any such condition not then fulfilled.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.


                         PURCHASER:

                         DEVON PROPERTIES, INC., a New York Corporation

                         By:   /s/ Robert H. Rodgers, Jr.
                              ---------------------------------
                         Name:     Robert H. Rodgers, Jr.
                              ---------------------------------
                         Its:      EVP
                              ---------------------------------


                                   [AFFIX CORPORATE SEAL HERE]


                         SELLER:

                         PERIMETER 400, PARTNERS, an Illinois
                         general partnership

                         By:  Labcor VI Limited Partnership,
                              an Illinois limited partnership,
                              a general partner

                              By:  Balcor Mortgage Advisors-VI,
                                   an Illinois general partnership,
                                   its general partner

                                   By:  The Balcor Company, a Delaware
                                        corporation, its general partner


                                        By:   /s/ James E. Mendelson, Jr.
                                             -------------------------------
                                        Name:     James E. Mendelson, Jr.
                                             -------------------------------
                                        Its:      Authorized Representative
                                             -------------------------------


                                   [AFFIX CORPORATE SEAL HERE]

Perimeter 400 Center, Atlanta, Georgia


_________________ of Insignia Mortgage & Investment Company ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated ______________________, 1996 between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.

                                   By:
                                        -----------------------------------

                                   Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Tenant Certificate

M    -    Rent Roll

N    -    Outstanding Leasing Commissions and Tenant Improvement Work

O    -    Permits and Licenses

P    -    Disclosed Litigation

Q    -    Extension Commission

R    -    Prepared Tenant Certificates

S    -    Endorsements